Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Emulex Corporation:
We consent to the use of our reports dated August 23, 2007, with respect to the consolidated balance sheets of Emulex Corporation as of July 1, 2007 and July 2, 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended July 1, 2007, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of July 1, 2007, and the effectiveness of internal control over financial reporting as of July 1, 2007, incorporated herein by reference.
Our report dated, August 23, 2007, refers to the Company’s adoption of Statement of Financial Accounting Standards No.123 (revised 2004), Share-Based Payment, during the year ended July 2, 2006.
/s/ KPMG LLP
Costa Mesa, California
December 5, 2007